Exhibit 10.1
Schnitzer Steel Industries, Inc.
ANNUAL INCENTIVE COMPENSATION PLAN
Effective Date: September 1, 2006
The following are the terms of the Schnitzer Steel Industries, Inc. (the “Company,” “Schnitzer Steel” or “SSI”) Annual Incentive Compensation Plan (the “Plan”) for certain employees of the Company and its subsidiaries and affiliates. References to the “Company,” “Schnitzer Steel” or “SSI” shall be deemed to refer instead to a subsidiary or affiliate as the context requires for a particular employee, employed by such subsidiary or affiliate.
1.	Purpose of the Plan
In order to align employee incentives with shareholder interests, incentive compensation will reward the achievement of performance goals established under the Plan.
2.	Eligibility
Participation of the Company’s employees in the Plan will be determined by the Company in its sole discretion, and employment by the Company does not automatically entitle an employee to participate. Eligibility for the Plan is limited to regular, full time and part time employees (as determined by the Human Resources Policy #250 Employee Definition) and its subsidiaries and affiliates who have worked for the Company for a minimum of 90 consecutive days, exclusive of the employees subject to a collective bargaining agreement unless such agreement expressly provides otherwise (collectively, the “Employees” or “Participants”). Newly hired regular, full time or part time Employees who meet the criteria for participation are eligible to earn their first bonus based under the Plan from their date of hire through the end of the applicable fiscal year, provided they meet the minimum duration of employment as stated in this Section 2.
3.	Target Bonus
The Company will assign to each Participant a target bonus expressed as a percentage of the Participant’s earnings in the fiscal year as calculated by the Company. For this purpose, earnings include the items listed in Exhibit A. The target bonus percentage varies by level of responsibility within the Company. The Human Resources Department maintains the list of Participants and their target bonus percentages. Target bonus percentages for executive officers of the Company will be established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The target bonus for each Participant is determined by multiplying the employee’s earnings during the fiscal year by the target bonus percentage.
4.	Performance Targets
Payouts under the Plan will be based on the level of achievement of performance goals established by the Compensation Committee. The Compensation Committee shall specify the performance goals, levels of payouts and weight assigned to each performance measure. For fiscal 2007, payouts under the Plan will be based on achievement of performance goals relating to divisional economic profit (“Economic Profit,” as defined in Section 4(a)), Company earnings per share growth (“EPS Growth,” as defined in Section 4(b)) and individual performance. The Compensation Committee can specify different payout levels based on the achievement of performance measures at various levels, such as threshold performance, target performance and stretch performance. Payouts for performance below a threshold level and additional payouts for performance above a stretch level are at the discretion of the Compensation Committee considering all relevant factors. Unless otherwise determined by the Compensation Committee, each performance goal operates independently, and payout is determined solely on that performance goal. A Participant’s target bonus based on a particular performance measure is the target bonus multiplied by the percentage weight assigned by the Compensation Committee to that performance measure.
For fiscal year 2007, for Participants in each of the operating divisions (Auto Parts Business, Metals Recycling Business, and Steel Manufacturing Business), the payout formula will be weighted 70% on achieving divisional Economic Profit goals, 15% on achieving EPS Growth goals, and 15% on achieving individual goals. The Plan Administrator will designate the division for each Employee. For Participants in the Shared Services Division, the Economic Profit payout will be calculated using the weighted average of the payout multiples based on actual Economic Profit of the operating divisions. In the event that any operating division records an Economic Profit that is zero or negative, the percentage weighting for that division will be based on that division’s target Economic Profit as a percentage of the sum of the three divisions’ Economic Profit targets. The percentage weighting for any division with positive Economic Profit will be calculated by dividing such actual Economic Profit by the sum of the actual Economic Profit for all divisions in which such amounts are positive, and multiplying that amount by the number equal to 100% less the percentage weighting for each division with a zero or negative Economic Profit.
(a)
Economic Profit. Economic Profit is defined as divisional net operating profit after tax (NOPAT) minus the divisional capital charge. Net operating profit after tax is defined as divisional operating income, as reported in the Company’s financial statements, less an imputed charge for taxes based on the Company’s reported consolidated effective tax rate. The divisional capital charge is defined as the division’s invested capital multiplied by the weighted average cost of capital assigned to that division by the Compensation Committee in its sole discretion. A division’s invested capital is defined as total assets minus total liabilities plus long-term debt and intercompany balances.

In calculating Economic Profit, the Compensation Committee shall have full authority to take into account and make adjustments for significant non-recurring and extraordinary items, including, but not limited to, certain expenditures, such as IT and other infrastructure expenditures, which are incurred in order to produce benefits in future periods. In addition, the Economic Profit goals for each division will be adjusted at year end to reflect the actual effective tax rate recorded by the Company in its year end financial statements.
(b)
EPS Growth. The Company’s EPS Growth for the 2007 fiscal year shall be equal to the EPS for fiscal 2007 minus the EPS for the fiscal 2006, with that difference then divided by the EPS for fiscal 2006. For purposes of the Plan, the “EPS” for fiscal 2006 shall be deemed to be $3.97, reflecting the elimination of certain large non-recurring items. “EPS” for fiscal 2007 shall mean the Company’s diluted earnings per share for fiscal 2007, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, as adjusted by the Compensation Committee to appropriately take into account any non-recurring or extraordinary items or transactions, including, but not limited to, certain expenditures, such as IT and other infrastructure expenditures, and the effects of changes in the accounting treatment of any items.

(c)
Individual Goals. For fiscal year 2007, 15% of each Plan award shall be based on the Participant achieving his or her individual goals. Written individual goals (which may reflect team goals for more operationally based employees) will be established for each Participant under procedures established by the Plan Administrator and maintained by Human Resources.

5.
Determination of Achievement of Performance Targets. Following completion of the Company’s audited financial statements, the Compensation Committee will determine the level of achievement of Company and divisional performance goals and the achievement of individual goals of executive officers. The achievement of individual goals of other Participants will be determined under procedures established by the Plan Administrator.

6.
Payment Date. The payment of annual bonuses under the Plan will be made in cash (net of withholding) on a date selected by the Company after the Company’s financial statement audits are completed (each a “Payment Date”) to Participants who remain employed by the Company on the Payment Date (other than those Participants whose employment was terminated as a result of death, disability, retirement or involuntary termination without cause).

7.	Administration and Guidelines of the Plan
Administration of the Plan is at the sole discretion of the Company’s Chief Executive Officer (the “Plan Administrator”) except with respect to the Company’s executive officers, for whom the Plan shall be administered by the Compensation Committee, and as otherwise provided in the Plan. The Compensation Committee shall have full authority to interpret the Plan. Guidelines for the calculation of and adjustments to certain items may be established at the direction of the Plan Administrator and will be maintained by the Company’s Chief Financial Officer. The Plan may be amended in whole or in part from time to time, or terminated in its entirety at any time, by the Compensation Committee.
8.	New Hires/Promotions
An individual who is hired or promoted into a position that participates in the Plan may be eligible for a bonus award so long as he or she has been employed full or part time for 90 consecutive days as provided in Section 2. Unless otherwise adjusted by the Plan Administrator or, in the case of the Company’s executive officers, by the Compensation Committee, mid-year promotions that change the Participants’ target bonus will be weighted based on the number of days at each target bonus level.
9.	Transfers
Unless otherwise adjusted by the Plan Administrator or, in the case of the Company’s executive officers, by the Compensation Committee, a Participant who transfers his or her employment from one division to another shall have his or her bonus weighted based on the time spent in each division, and the Participant’s weighted bonus will be based on each division’s full year performance, prorated based upon the period the Participant was employed in each division.
10.	Termination of Employment
(a)	Death or Disability
For a Participant who dies or becomes permanently disabled, as defined by the Company’s disability policy, while in the employment of the Company, the Participant shall be paid his or her bonus based on the Participant’s earnings for the portion of the year the Participant was employed. For this purpose the Participant shall be deemed to have satisfied the Participant’s individual goals. In the event of death, the payment will be made to the Employee’s designated beneficiary or estate. Such bonus payment shall be made on the Payment Date for the Plan year in which the death or disability occurs.

(b)	Retirement
For a Participant who retires from the Company, the Participant shall be paid his or her bonus based on the Participant’s earnings for the portion of the year the Participant was employed. In the case of retirement on other than the last day of the Company’s fiscal year, the Plan Administrator or, in the case of the Company’s executive officers, the Compensation Committee shall determine the extent to which the Participant shall be deemed to have satisfied the Participant’s individual goals. For the purposes of this Section 10(b), a person who is at least age 55 is deemed to be “retired” when he or she would receive retirement benefits under any of the Company’s retirement plans. Such bonus payment shall be made on the Payment Date for the Plan year in which retirement occurs.
(c)	Involuntary Termination without Cause
For a Participant who is involuntarily terminated by the Company without cause (as determined by the Plan Administrator or the Compensation Committee, as applicable), the Participant shall be paid his or her bonus based on the Participant’s earnings for the portion of the year the Participant was employed. For this purpose the Participant shall be deemed to have satisfied the Participant’s individual goals. Such bonus payment shall be made on the Payment Date for the Plan year in which the termination occurs.
(d)	Voluntary Resignation or Termination with Cause
Except as expressly provided in this Section 10 above, termination of employment by a Participant or termination of a Participant’s employment by the Company with cause (as determined by the Plan Administrator or the Compensation Committee, as applicable) shall result in no bonus payment for the fiscal year in which such termination occurs and, if such termination occurs before the Payment Date for the prior Plan year, forfeiture of any bonus for such year.
11.	Termination of EVA Bonus Plans
The Economic Value Added (“EVA”) Bonus Plans of the Company and its subsidiaries (the “EVA Plans”) have been terminated effective as of September 1, 2006, and no bonuses will be declared or paid under the EVA Plans for fiscal 2007 or later years. The Compensation Committee has approved the treatment of benefits under the terminated EVA Plans, and information regarding these matters will be communicated to participants of the EVA Plans. Acceptance of benefits under the Plan by a Participant shall constitute agreement to such treatment of benefits under the terminated EVA Plans.
12.	General Provisions

(a)	Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which it determines is required to be withheld under law with respect to any amount payable under this Plan.

(b)
No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in this Plan shall be deemed to give any Employee any contractual or other right to participate in the benefits of the Plan. No award to any such Participant in any Plan period shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent year.

13.	Limitations

(a)
No Continued Employment. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time, or change an Employee’s “at will” status, or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Employee with or without cause, at any time.
(b)
Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes and shall have no obligation to Participants except as expressly provided in this Plan.

Exhibit A
Fiscal Year Earnings
Regular Pay (base salary)
Overtime (applies to non-exempt employees)
Double-time (applies to non-exempt employees)
Double-time and a half (applies to non-exempt employees)
Bereavement
Adjusted Wages
Holiday
Vacation (as applicable)
PTO (as applicable)
Sick (as applicable)
Disability Bank (“frozen” sick leave balances applicable only to those employees who were employed by the Company prior to the implementation of the PTO program)
Floating Holiday (as applicable)
Miscellaneous Fringe Benefits (pursuant to list maintained by the Company’s Human Resources Department)
Shift differential pay
Jury duty
Military leave